Exhibit 10.39
DISBURSING AGREEMENT
THIS DISBURSING AGREEMENT is made and entered into this 30th day of November, 2007, by and among HOMELAND ENERGY SOLUTIONS, LLC, an Iowa limited liability company, (the “Borrower”), HOME FEDERAL SAVINGS BANK (the “Lender”), and TRI-COUNTY ABSTRACT AND TITLE GUARANTY, INC., a Minnesota corporation, (the “Title Company” and “Disbursing Agent”).
In consideration of the mutual covenants and conditions contained herein, the parties hereto agree as follows:
ARTICLE I.
Definitions
Section 1.1 Defined Terms. Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings ascribed to them in that certain Master Loan Agreement of even date herewith and any and all Supplements to the Master Loan Agreement , by and between the Borrower and the Lender (collectively, as amended, modified, supplemented, extended or restated from time to time the “Loan Agreement”). The following terms, when used in this Disbursing Agreement with initial capital letters shall have the following respective meanings unless the context hereof clearly requires otherwise:
Agreement means this Disbursing Agreement and any amendments, supplements, extensions or modifications hereto.
Advance means a disbursement of loan proceeds to or for the benefit of the Borrower pursuant to Article II of the Disbursing Agreement.
Disbursing Account means a deposit account established by the Lender for purposes of making all Advances under this Agreement.
Disbursing Agent means Tri-County Abstract and Title Guaranty, Inc., its successors and assigns.
Disbursement Expiration Date means the date thirty (30) days after the Completion Date, unless extended in writing by the Lender and the Borrower for an additional, quantified term.
Draw Request means a request for an advance against the Construction Note prior to the Conversion Date, submitted by the Borrower to the Lender and the Disbursing Agent, in accordance with the terms and conditions of the Disbursing Agreement.
Engineer means Fagen, Inc., a Minnesota corporation, and its successors and permitted assigns.
Event of Default means any event defined as such in the Loan Agreement or any of the agreements incident or ancillary thereto, or this Agreement.

General Contractor means Fagen, Inc., a Minnesota corporation, its successors and permitted assigns.
Indebtedness means the principal of, interest on, and all other amounts, payments, and premiums due under the Loan Agreement or secured by the Loan Documents or otherwise.
Legal Requirements means: (a) any and all present and future judicial decisions, statutes, rulings, rules, regulations, permits, certificates, or ordinances of any Governmental Authority in any way applicable to the Borrower, or the Real Property, including the ownership, use, occupancy, possession, operation, maintenance, alteration, repair, or reconstruction thereof; (b) any and all Leases; and (c) any and all leases and other contracts (written or oral) of any nature that relate, in any way, to the Project and to which the Borrower may be bound, including without limitation any contract pursuant to which the Borrower is granted a possessory interest in the Real Property or the Project.
Lender means Home Federal Savings Bank and its agents.
Note means the Construction Note evidencing the Construction Loan being made thereunder.
Obligations means any and all of the covenants, warranties, representations, and other obligations (other than to repay the Indebtedness) made or undertaken by the Borrower to Lender or others as set forth in the Loan Documents or any other agreement pursuant to which the Borrower is granted a possessory interest in the Real Property or the Project.
Title Company means Tri-County Abstract and Title Guaranty, Inc., as underwritten by Chicago Title Insurance Company.
Title Insurance means a mortgagee’s title insurance binder or a title insurance policy, in form and substance satisfactory to Lender and containing no exceptions (printed or otherwise) which are unacceptable to Lender, issued by the Title Company, in the face amount of the Note, insuring that Lender has a first and prior lien on the Real Property and containing such endorsements as Lender may require.
ARTICLE II.
Disbursement
Section 2.1 Disbursing Account.
a.
Disbursing Agent shall establish the Disbursing Account with the Lender for purposes of making all Advances under this Disbursing Agreement. The proceeds of the Loan and the remaining unspent amount of Borrower’s Equity shall be deposited in the Disbursing Account on the terms and conditions set forth herein to be disbursed by Disbursing Agent to or on behalf of the Borrower in payment or reimbursement of Project Costs in accordance with this Agreement, except that (i) monies expended by Borrower to cover Project Costs incurred and paid prior to the Closing Date; and (ii) that portion of Project Costs attributable to office expenses, operating costs, organizational costs, financing costs, payroll, payroll taxes, utilities, rolling stock, and other administrative and overhead expenses need not be deposited into the Disbursing Account. The deposit of the proceeds of the Note in the Disbursing Account shall constitute payment by the Lender to the Borrower of loan proceeds under the Note.

b.	All funds deposited in the Disbursing Account, whether Advances or Borrower’s Equity, shall be disbursed from the Disbursing Account and used for Project Costs in the following order:
(1)	Borrower’s Equity, until exhausted;

(2)	Once the Borrower’s Equity has been exhausted, Lender’s Advances alone shall be disbursed.
c.	Any balance remaining in the Disbursing Account on the Completion Date after the payment of Project Costs shall be used by Lender to prepay the Note in accordance with the terms of the Note.

d.
If as a result of the occurrence of an Event of Default under the Loan Documents, the Lender may declare the unpaid principal balance and accrued interest on the Note immediately due and payable, the Lender may apply all funds then on hand in the Disbursing Account to the immediate payment of the Note. Any such application shall reduce and discharge the amount then due and payable on the Note, and the Lender shall promptly notify the Borrower of the amount so applied. Should the Lender apply any funds in the Disbursing Account to the outstanding balances owed under the Note, Lender acknowledges the priority of the Mortgage may be affected, impaired or subordinated as to the claims of suppliers and contractors.

e.
The Disbursing Agent shall maintain adequate records pertaining to Advances disbursed by it and shall file an accounting thereof with the Lender and the Borrower upon the liquidation and termination of the Disbursing Account. Lender shall provide Borrower with monthly statements pertaining to the activity in the Disbursing Account in order that Borrower may confirm the accuracy of Lender’s records.

Section 2.2 Disbursements from the Disbursing Account. Disbursements from the Disbursing Account are conditioned upon the approval of the Lender which is conditioned, in turn, upon the satisfaction of the terms contained in the Loan Agreement and this Section 2.2, except for those costs and expenses of the Borrower set forth in Section 7.04 of the Loan Agreement.
a.	No disbursement shall be made from the Disbursing Account until the Lender receives the Title Insurance issued by the Title Company:
(1)	showing that marketable fee title to the Real Property is in the Borrower, subject only to the encumbrances specified in the Mortgage;

(2)	reflecting the recording of the Mortgage;

(3)	insuring the Mortgage to be a first lien on the Real Property subject only to encumbrances approved by Lender;

(4)	naming the Lender as the insured; and

(5)	containing only such other matters as are acceptable to the Lender.
b.
To obtain draws from the Disbursing Account, whether from Advances or Borrower’s Equity, the Borrower shall submit to the Disbursing Agent written draw requests and Project Cost certifications in form and substance satisfactory to the Lender and the Title Company:

(1)	specifying the uses to which the proceeds of the draw will be put;

(2)
certifying such amounts to be currently payable (excluding withholdings) for costs constituting Project Costs, which costs are identified on the Project Costs statement and with respect to which no prior draw request has been made; and

(3)
stating that no Event of Default has occurred under the terms of the Note, Mortgage or any of the Loan Documents. Each draw request (other than a request relating to payment of interest on the Note or the costs of issuance of the Note) shall be accompanied by certifications of the Borrower, and, if requested by Lender, the Engineer and/or the Inspecting Engineer, to the effect that:

(i)	The construction work to be paid for has been completed in a workmanlike manner in accordance with the Plans and Specifications;

(ii)
Materials are in place or are being stored on the Real Property or in secure off-site storage facilities permitted by a Construction Contract and work has been completed on the Project, which materials and work have, in the aggregate, a value equal to the total of: (a) the amount which has been disbursed in connection with earlier draw requests; and (b) the amount which is to be disbursed with the requested draw; and

(iii)
The funds remaining undisbursed in the Disbursing Account or available to Borrower pursuant to the Note or the terms of any Subordinated Debt agreements are sufficient to fully complete the Project in accordance with the Plans and Specifications and the Project Costs Statement.

c.
Within three (3) business days of its receipt of such draw request and certifications as are specified in Section 2.2 b., the Lender shall notify the Borrower of its consent to or refusal of the requested advance, and shall credit the Disbursing Account with sufficient immediately available funds to pay such draw request in full, less applicable retainage, and shall wire transfer said amount to the Disbursing Account for disbursement. So long as such draw requests are to be funded by Borrower’s Equity, the Borrower shall transfer by wire transfer to the Disbursing Account for disbursement an amount equal to each draw request within two (2) business days of the submission of its draw request to the Disbursing Agent. The Disbursing Agent shall disburse funds to the parties identified in the draw request pursuant to the terms of the Lender’s consent of the draw request. The Disbursing Agent assumes no liability for the accuracy of any certifications presented to it nor for any request for advances by the Borrowers in violation hereof or of the Loan Documents. The Lender may retain ten percent (10%) from each advance up to the point when fifty percent (50%) of the work performed by General Contractor has been completed. The Lender will not retain any additional amounts from subsequent Advances unless there is less than $5,485,339.00 retained. All amounts retained by the Lender shall be advanced upon completion of the Project in accordance with the Construction Contract with the General Contractor.

d.
The Disbursing Agent shall disburse all funds from the Disbursing Account in accordance with this Agreement to the Contractor which is entitled thereto, as set forth in the draw request. Each such draw request shall include a statement sworn to by the Borrower, listing the names, addresses, and telephone numbers, the work, labor, and/or materials to be supplied by, and the total estimated amounts to be paid to the General Contractor and subcontractor, with respect to the Project. Disbursing Agent shall receive a general lien waiver from all Contractors, including the General Contractor, covering all disbursements made hereunder and an express lien waiver from each supplier and sub-contractor having a contract with any Contractor with respect to the Project in excess of three thousand ($3,000.00) dollars through the date of the immediately preceding disbursement to it hereunder; except for the final disbursement, which shall be paid only upon receipt of all lien waivers from General Contractor and its’ subcontractors and suppliers; provided, however, that if the Disbursing Agent shall, in its opinion, be unable to perform its obligations hereunder, the Disbursing Agent shall have the right to refuse to disburse the funds advanced to it. The Disbursing Agent shall not disburse any Advance hereunder if there have been any changes in the status of title as set forth in the Title Insurance which have not been consented to in writing by the Lender. If any such change has not been so consented to, the Borrower shall promptly and at its sole cost and expense restore the status of title to that reflected in the Title Insurance. The Title Company shall, in any event, promptly notify the Lender of any change in the status of title to the Real Property or the Project. To the extent any change in title is insured against by the Title Company, the Borrower shall take all actions necessary to restore the status of title to that reflected in the Title Insurance.

e.
The draw requests, mechanics’ lien waivers, certificates, and any and all other instruments or documents required to be delivered in connection with an advance shall be in form and substance reasonably satisfactory to the Lender.

f.	The Lender shall not disburse any Advance hereunder unless the Title Company shall insure the Lender against claims for mechanics’ liens against the Project.
Section 2.3 Conditions to Initial Advance. Lender shall not be obligated to consent to the initial Advance to the Borrower unless and until:
a.
Lender has received: (1) copies of the Plans and Specifications and all Construction Contracts executed to date; (2) a certificate from the Engineer stating that the Plans and Specifications have been approved by the Engineer and satisfactorily provide for the construction of the Project; (3) copies of all authorizations and permits which are presently procurable and required by any Legal Requirement for the construction and proposed use of the Project; (4) an original current survey of the Property showing the perimeter of the Real Property by courses and distances, all easements and rights-of-way, the line of the streets abutting the Real Property and the width thereof, any encroachments and the extent thereof in feet and inches, the relation of the proposed Project by distances to the perimeter of the Real Property and the proposed Project lines, all acceptable to the Lender to modify the “area, boundaries, and encroachments” exception to the maximum extent permissible by law; and (5) copies of the policies of insurance required by the Loan Documents accompanied by evidence by the payment of the premiums therefor, or a Certificate of Insurance executed by the insurer or its authorized agent.

b.	The Loan Documents have been duly authorized, executed, and recorded or filed in accordance with applicable Legal Requirements and original counterparts thereof delivered to Lender.

c.	The Title Company has issued the commitment for Title Insurance.

d.
Borrower, and, if requested by Lender, the Engineer and Inspecting Engineer, have executed, or caused to be executed, and delivered to Lender a Draw Request in form and substance acceptable to Lender certifying in acceptable detail the expenditures made or expenses incurred by the Borrower of the type described in Section 2.2 of this Agreement, with such supporting data as Lender may require, and that the amount requested represents sums actually spent or indebtedness actually incurred.

e.
The Borrower pays to Lender, or any other person or party entitled thereto, all fees and costs then due and payable with reference to this Agreement and the subject hereof, including any commitment or origination fee to be paid to the Lender.

f.
A sworn construction statement has been prepared and executed by the Engineer and delivered to the Lender accompanied by executed lien waivers and any other documents required by the Title Company for all Project Costs paid by Borrower prior to the Closing Date.

g.	A copy of the building permit issued by the appropriate governmental entity for the Project has been delivered to the Lender.

h.	Borrower has deposited with the Lender the Borrower’s Equity pursuant to the provisions of Section 2.1 of this Agreement.
Section 2.4 Conditions to Any Subsequent Advances. The Lender shall not be obligated to consent to subsequent Advances unless and until:
a.	The Borrower shall have complied with all conditions precedent for Advances set forth in the Loan Documents.

b.
The Borrower and, if requested by Lender, the Engineer and Inspecting Engineer, shall have executed, or caused to be executed, and delivered to Lender a Draw Request as described in Section 2.3(d) above and the data therein referred to.

c.
Lender shall have received: (1) an endorsement (if permitted or required by virtue of the form thereof) to the Title Insurance increasing the coverage thereof to the full amount of the sum advanced and reflecting no changes in the status of title or the Title Insurance since the previous advance, or if such endorsement cannot be obtained or if the Title Insurance is a binder, an abstractor’s certificate or other evidence satisfactory to Lender from the Title Company reflecting that there have been no such changes in the status of title or the Title Insurance; (2) if requested by Lender, certificate from the Engineer that, in its opinion, the construction of the Project theretofore performed has been in substantial accordance with the Plans and Specifications; (3) at the request of Lender, lien waivers or release from all contractors, subcontractors, laborers, and materialmen employed or furnishing materials in connection with the construction of the Project as specified in Section 2.2(d); and (4) such other certifications or evidence of cost and completion as Lender may request.

d.	All amounts deposited by the Borrower in the Disbursing Account from time to time, are first disbursed for Project Costs pursuant to the terms and conditions of this Article II.
Section 2.5 Right to Withhold Consent to Advance. Notwithstanding anything to the contrary contained in or inferable from any of the above, Lender shall not be required to consent to any Advance hereunder if, at the time of the requested Advance:
a.	Any event of Default exists hereunder or under the terms of any of the Loan Documents.

b.	The requested Advance, plus the sum of the previous Advances or other sums disbursed by Lender under the Loan Documents, exceed the face amount of the Note.

c.
In the good faith judgment of the Lender, the Project will not be completed in substantial accordance with the Plans and Specifications and the Legal Requirements and the other provisions of this Agreement or the Loan Documents.

d.
In the good faith judgment of Lender, the sum of the unadvanced loan proceeds plus other sums held in the Disbursing Account for Borrower plus other funds available to pay the costs of constructing the Project are insufficient to complete the Project in substantial accordance with the Plans and Specifications and this Agreement or the Loan Documents, unless and until the Borrower has deposited additional funds into the Disbursing Account.

e.	The Project (or any portion thereof) is demolished or substantially destroyed or condemnation or similar type proceedings are commenced with reference thereto.

f.	Any change in the status of title to the Real Property or the Project has occurred subsequent to the date hereof without Lender’s prior written consent.

g.	Any event has occurred which has or could give rise to a lien claim having priority over the Mortgage.

h.
An order or decree in any court of competent jurisdiction exists enjoining the construction of the Project or enjoining or prohibiting the Borrower or Lender or either of them from performing their respective obligations under this Agreement.

i.
Any material deviation exists in the work of construction from the Plans and Specifications without the prior written approval of Lender, which approval shall not be unreasonably withheld, or it appears to Lender in good faith that there are material defects in the workmanship or materials.

j.	Any encroachment exists which has occurred without the approval of Lender.

k.
The work of construction has ceased prior to completion of the Project for a continuous period of thirty (30) days or more for causes other than those beyond the control of the Borrower or consented to in writing by Lender.

Section 2.6 Conditions for Benefit of the Lender. All conditions precedent to Lender’s obligation to consent to Advances hereunder are imposed solely and exclusively for Lender’s benefit, or for the mutual benefit of the Lender, where so indicated. No person or entity other than Lender shall have any standing to require satisfaction of such conditions, or be entitled to assume that Lender will refuse to make advances absent strict compliance therewith, and any or all of such conditions may be freely waived (in whole or in part) by Lender at any time or times.

ARTICLE III.
General Terms and Conditions
Section 3.1 Fees. Any and all reasonable costs and expenses required to satisfy any provision of this Agreement, including without limitation documentary taxes and recording, brokerage, reasonable attorneys’, surveyors’, accountants’, engineers’ and inspectors’ fees and Title Insurance premiums shall be paid by the Borrower. Upon Borrower’s request, Lender shall provide to Borrower invoices for all costs and expenses to be reimbursed by Borrower under this Agreement. No portion of any such costs and expenses shall be, in any way and to any extent, credited against any portion of the indebtedness.
Section 3.2 Instruments, Policies, Proceedings, and Parties. All instruments and policies of insurance to be executed and/or delivered to Lender, and all proceedings to be taken in connection with this Agreement and the Loan provided for herein, and all persons or parties responsible in any way for the construction of the Project or any obligation to be performed hereunder, shall be subject to the acceptance of Lender as to form, substance, coverage, and identity. Immediately upon request of Lender, the Borrower will execute, acknowledge, and deliver to Lender such further instruments and do such further acts as Lender may reasonably deem necessary to carry out more effectively the purpose of this Agreement or to subject it to the liens and security interests of the Loan Documents any property intended by the terms thereof to be covered thereby, including specifically but without limitation, any renewals, additions, substitutions, replacements, betterments, or appurtenances to the Project.
Section 3.3 Waiver. Any failure by Lender to insist, or election by Lender not to insist, upon the Borrower’s strict performance of any of the terms, provisions, or conditions of the Loan Documents shall not be deemed to be a waiver of same or of any other term, provision, or condition thereof, and Lender shall have the right at any time thereafter to insist upon strict performance by Borrower of any and all of the same. Specifically, no advance of any Loan proceeds hereunder absent Borrower’s strict compliance with this Agreement shall, in any way, preclude Lender from thereafter declaring such failure to comply to be an Event of Default hereunder.
Section 3.4 Written Amendment or Waiver. This Agreement may not be amended, waived, discharged, or terminated except through a writing executed by the party against whom enforcement of the amendment, waiver, discharge, or termination is sought.
Section 3.5 Applicable Law and Severability. This Agreement has been executed under and shall be construed and enforced in accordance with the laws of the State of Minnesota. This Agreement and all of the Loan Documents are intended to be performed in accordance with, and only to the extent permitted by, all applicable legal requirements. If any provision hereof or if any of the other Loan Documents or the application thereof to any person or circumstances shall, for any reason and to any extent, be invalid or unenforceable, neither the application of such provision to any other person or circumstance nor the remainder of the instrument in which such provision is contained shall be affected thereby, but rather shall be enforced to the greatest extent permitted by law.

Section 3.6 Exercise of Rights or Remedies. All rights, remedies, and recourse afforded the parties hereto in the Loan Agreement, First Supplement, Note, Mortgage, or otherwise available at law or in equity, including specifically those granted by the Uniform Commercial Code in effect in the State of Iowa are incorporated herein by references and: (a) shall be deemed cumulative and concurrent; (b) may be pursued separately, successively, or concurrently against Borrower or anyone else obligated hereunder, or against the Real Property, or against any one or more of them, at the sole discretion of Lender; (c) may be exercised as often as the occasion therefore shall arise, it being understood by the Borrower that the exercise, failure to exercise, or election not to exercise any of the same shall in no event be construed as a waiver of same or of any other right, remedy, or recourse available to Lender; and (d) are intended to be, and shall, be nonexclusive.
Section 3.7 Assignment. This Agreement shall be binding upon the parties hereto and their respective heirs, successors, legal representatives, and assigns; provided, however, that the Borrower may not assign, transfer, or in any way hypothecate their interests in the Loan Documents or the Real Property (or any portion thereof) without Lender’s prior written consent (except as provided in the Loan Documents).
Section 3.8 Notices. All notices or other communications required or permitted to be given pursuant to the provisions of this Agreement shall be in writing and shall be considered as properly given if mailed by first class United States mail, postage prepaid, or by delivering same in person to the intended addressee, or by prepaid telegram. Notice so mailed shall be effective upon its deposit. Notice given in any other manner shall be effective only if and when received by the addressee. For purposes of notice, the addresses of the parties shall be as follows:

To the Borrower:	Homeland Energy Solutions, LLC
106 West Main Street
P.O. Box C
Riceville, IA 50466
Telephone: (641) 985-4025
Fax: (641) 985-4046
Attention: Stephen K. Eastman

With a copy to:	Brown Winick, Attorneys at Law
666 Grand Avenue
Suite 2000 Ruan Center
Des Moines, IA 50309
Telephone: (515) 242-2400
Facsimile: (515) 323-8514
Attn. Thomas D. Johnson

To the Title Company:	Chicago Title Insurance Company
c/o Tri-County Abstract and Title Guaranty, Inc.
122 12th Avenue North
St. Cloud, MN 56301
Telephone: (320) 253-2096
Facsimile: (320) 253-4536

To the Disbursing Agent:	Tri-County Abstract and Title Guaranty, Inc.
122 12th Avenue North
St. Cloud, MN 56301
Telephone: (320) 253-2096
Facsimile: (320) 253-4536
Attention: Mitch Rengel

To the Lender:	Home Federal Savings Bank
50 14th Avenue East, Suite 100
Sartell, MN 56377
Telephone: (320)654-4021
Facsimile: (320) 252-6516
Attention: Eric Oftedahl

With copy to:	Phillip L. Kunkel
Gray, Plant, Mooty, Mooty & Bennett, P.A.
1010 West St. Germain, Suite 600
St. Cloud, MN 56301
Facsimile: (320) 252-4482
provided, however, that any party shall have the right to change his address for notice hereunder to any other location within the continental United States by the giving of thirty (30) days’ notice to the other parties at the address set forth hereinabove.
Section 3.9 Exculpation. Neither the Lender or the Title Company, nor any of their officers, directors or employees shall be liable for any action taken or omitted by them, except for its or their own negligence, bad faith or willful misconduct; nor shall they or the Lender be liable or responsible for the validity, enforceability, or sufficiency of any document furnished to the Lender pursuant to Article II hereof, nor shall they or the Lender be responsible for any representations or statement made in any of those documents. The Lender shall be entitled to rely upon advice of counsel concerning legal matters and upon any document or notice delivered to it hereunder which it believes to be genuine or to have been presented by a proper person. Any disbursements by the Lender of any Advance shall not be deemed to be an approval by it of any work performed on the Project or any materials furnished with respect thereto or a representation by it that the unused portion of the Loan is sufficient to pay remaining Project Costs.
IN WITNESS WHEREOF, the Borrower, Disbursing Agent, and the Lender have caused this Disbursing Agreement to be executed in their respective names as of the date first above written.

SIGNATURE PAGE
TO
DISBURSING AGREEMENT
BY AND BETWEEN
HOMELAND ENERGY SOLUTIONS, LLC,
HOME FEDERAL SAVINGS BANK;
AND
TRI-COUNTY ABSTRACT AND TITLE GUARANTY, INC.
DATED: November 30, 2007

BORROWER:	LENDER:

HOMELAND ENERGY SOLUTIONS,	HOME FEDERAL SAVINGS BANK,
LLC, an Iowa limited liability company	a federally chartered stock savings bank organized under the laws of the United States

/s/ Stephen K. Eastman	/s/ Eric Oftedahl
By: Stephen K. Eastman	By: Eric Oftedahl
Its: Vice-President	Its: Vice-President

DISBURSING AGENT AND TITLE COMPANY: TRI-COUNTY ABSTRACT AND TITLE GUARANTY, INC., a Minnesota corporation
/s/ Mitchell J. Rengel
By: Mitchell J. Rengel
Its: President